UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 27, 2015

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-26719	38-3360865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan	49504
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	616-406-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On October 27, 2015, we approved a cost efficiency program that will include the closing of five branches during the first quarter of 2016 and staff reductions. The branches to be closed are Ashley, St. Louis (MI), Gull Road in Kalamazoo, Higgins Lake and M-30 in West Branch.

We are making these changes in the interest of operational efficiency. The affected branches are low traffic and deposit facilities, and we expect to fully serve the affected customers through our remaining branch network and extensive offering of electronic services.

As a result of the cost efficiency program, Mercantile Bank expects to record a total pre-tax charge of approximately $0.9 million, which will occur primarily during the fourth quarter of 2015. This charge will consist of approximately $0.76 million in severance payments and $0.17 million in lease termination costs, a leasehold improvement write-off and disposition of furniture.

Projected savings as a result of the cost efficiency program are anticipated to be approximately $2.7 million per year on a pre-tax basis.

Item 7.01     Regulation FD Disclosure.

On October 28, 2015, we issued a press release relating to our cost efficiency program. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated here by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release relating to cost efficiency program

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation

	By:	/s/ Charles E. Christmas
Charles E. Christmas
Senior Vice President, Chief Financial Officer and Treasurer

Date: October 28, 2015

Exhibit Index

Exhibit Number	Description

99.1	Press release relating to cost efficiency program

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